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                                                                    EXHIBIT 23.2

         CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Tribune Company of our report dated January 21, 2000, except for Note 17, which is as of February 14, 2000, relating to the financial statements, which appears in Tribune Company's 1999 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 26, 1999. We also consent to the incorporation by reference of our report dated January 21, 2000, except for Note 17, which is as of February 14, 2000, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 5, 2000